Exhibit 99.3

Please note that the following is an unofficial English translation of the original Japanese text of the notice concerning the commitment-type rights offering of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

IMPORTANT INFORMATION FOR ANY U.S. SHAREHOLDERS

This rights offering is made for securities of a non-U.S. company. The offer is subject to the disclosure requirements under Japanese law that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese generally accepted accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for U.S. shareholders to enforce your rights and any claim they may have arising under the federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors may be residents of Japan. U.S. shareholders may not be able to sue the non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

The issuer expects the exercise of the rights to be exempt from registration in the United States in reliance upon the exemption provided by Rule 801 of the U.S. Securities Act of 1933, as amended (the “Act”), which requires prohibition of U.S. residents from transferring the rights other than through transfers in accordance with Regulation S under the Act. Accordingly, U.S. shareholders may exercise their allotted rights by following the prescribed procedures, but there will be no registration statement filed with the U.S. Securities and Exchange Commission. The rights will be listed on the Osaka Securities Exchange Co., Ltd. and will trade only through the book-entry facilities of the Japan Securities Depositary Center, Inc. in Japan.

Please note that the following is an unofficial English translation of the original Japanese text of the notice concerning the commitment-type rights offering of IR Japan, Inc. IR Japan provides this translation for reference and convenience purposes only and without any warranty as to its accuracy or otherwise. In the event of any discrepancy between this translation and the Japanese original, the latter shall prevail.

April 13, 2013

Notice Concerning the Commitment-type Rights Offering

(Allotment of Listing-type Stock Acquisition Rights without Contribution)

IR Japan, Inc.

Representative Director, President and CEO, Shirou Terashita

IR Japan, Inc. (the “Company”) has resolved at a meeting of the Board of Directors, on April 12, 2013, to conduct a commitment-type rights offering (allotment of listing-type stock acquisition rights without contribution). The rights offering falls under the concept of allotment of stock acquisition rights without contribution under Article 277 of the Companies Act, and in connection with the certificates of such stock acquisition rights, the Company has filed a securities registration statement in accordance with Article 4, paragraph (1), main clause of the Financial Instruments and Exchange Act.

<Filing Date of the Securities Registration Statement>

April 12, 2013

<Address Used to Conduct Electronic Disclosure Procedures>

http://info.edinet-fsa.go.jp

<Contact Information>

IR Japan, Inc., Corporate Planning Section, 03-3796-1120

<IR reference for this case>

http://www.irjapan.net/ir_info/rights.html